Exhibit 99

Pfizer Reports First-Quarter 2011 Results

  First-Quarter 2011 Revenues of $16.5 Billion, excluding $177 Million from Capsugel(3)
  First-Quarter 2011 Adjusted Diluted EPS(1) of $0.60, excluding Capsugel(3); Reported Diluted EPS(2) of $0.28
  Reaffirms Full-Year 2011 Financial Guidance and Full-Year 2012 Financial Targets

NEW YORK--(BUSINESS WIRE)--May 3, 2011--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	First-Quarter
	2011	2010	Change
Reported Revenues	$16,502	$16,576	--
Adjusted Income(1)	4,808	4,862	(1%)
Adjusted Diluted EPS(1)	0.60	0.60	--
Reported Net Income(2)	2,222	2,026	10%
Reported Diluted EPS(2)	0.28	0.25	12%

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for first-quarter 2011. As a result of Pfizer’s decision to sell the Capsugel(3) business, Capsugel(3) is presented as a discontinued operation in the consolidated statements of income for first-quarter 2011 and first-quarter 2010. Therefore, all revenues and expenses related to Capsugel(3) in both periods are presented in a single line, Discontinued operations - net of tax. Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in first-quarter 2011 results beginning January 31, 2011 in accordance with Pfizer’s domestic and international reporting periods(16), but are not reflected in first-quarter 2010 results.

First-quarter 2011 revenues were $16.5 billion, consistent with the year-ago quarter. Revenues for first-quarter 2011 compared with the year-ago quarter were favorably impacted by $97 million, or 1%, due to foreign exchange, and $224 million, or 1%, due to the addition of legacy King products. First-quarter 2011 revenues were reduced by $166 million, or 1%, due to U.S. healthcare reform.

For first-quarter 2011, U.S. revenues were $7.0 billion, a decrease of 3% compared with the year-ago quarter. International revenues were $9.5 billion, an increase of 2% compared with the prior-year quarter, which reflected 1% operational growth and a 1% favorable impact of foreign exchange. U.S. revenues represented 43% of total revenues in first-quarter 2011 compared with 44% in the year-ago quarter, while international revenues represented 57% of total revenues in first-quarter 2011 compared with 56% in the year-ago quarter.

Financial Performance

	First-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2011	2010	Change	Foreign Exchange	Operational

Primary Care(4)	$5,441	$5,866	(7%)	--	(7%)
Specialty Care(5)	3,927	3,521	12%	--	12%
Established Products(6)	2,367	2,786	(15%)	1%	(16%)
Emerging Markets(7)	2,178	1,972	10%	2%	8%
Oncology(8)	311	361	(14%)	(1%)	(13%)
Biopharmaceutical	14,224	14,506	(2%)	--	(2%)

Animal Health(9)	982	846	16%	1%	15%
Consumer Healthcare(10)	745	663	12%	1%	11%
Nutrition(11)	470	458	3%	3%	--
Other(12)	81	103	(21%)	--	(21%)

Total	$16,502	$16,576	--	1%	(1%)

See end of text prior to tables for notes.

Business Highlights

Primary Care(4) unit revenues in first-quarter 2011 were driven by growth from certain patent-protected products, including Lyrica, Spiriva, Pristiq and Celebrex, among others, in key international markets, as well as the addition of legacy King products, and negatively impacted by the loss of exclusivity of Lipitor in Canada and Spain in May and July 2010, respectively, as well as the loss of exclusivity of Aricept in the U.S. in November 2010. Taken together, the loss of exclusivity for these products in those markets reduced Primary Care(4) revenues by approximately $590 million, or 10%, in comparison with first-quarter 2010. Specialty Care(5) unit revenues were positively impacted by strong growth in the Prevnar/Prevenar franchise, Enbrel and Zyvox, notably in the U.S. and Japan. Established Products(6) unit revenues were mainly impacted by the loss of exclusivity and resulting increased competition with respect to Effexor, Protonix and Zosyn/Tazocin, partially offset by the addition of legacy King products. Emerging Markets(7) unit revenues were positively impacted by growth in both innovative brands, such as Enbrel, Lyrica, Sutent and Vfend, as well as established products. Total revenues from established products in both the Established Products(6) and Emerging Markets(7) units were $3.3 billion, with $915 million generated in emerging markets. Animal Health(9) unit revenues were favorably impacted by approximately $50 million, or 6%, due to the addition of legacy King products.

Adjusted Expenses(1), Adjusted Income(1) and Adjusted Diluted EPS(1) Highlights

	First-Quarter Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2011	2010	Change		Foreign Exchange		Operational

Adjusted Cost of Sales (1)	$3,092	$2,831	9%		2%		7%
As a Percent of Revenues	18.7%	17.1%	N/	A	N/	A	N/	A
Adjusted SI&A Expenses(1)	4,501	4,342	4%		1%		3%
Adjusted R&D Expenses(1)	2,017	2,191	(8%)		--		(8%)

Adjusted Total Costs(13)	$9,610	$9,364	3%		1%		2%

See end of text prior to tables for notes.

Adjusted total costs(13) were $9.6 billion in first-quarter 2011, an increase of 3% compared with $9.4 billion in first-quarter 2010. Excluding the unfavorable impact of foreign exchange of $101 million, or 1%, the increase in adjusted total costs(13) was attributable primarily to a shift in product mix and business mix, the addition of the legacy King operations and the inclusion of the annual fee provided for under the 2010 U.S. healthcare reform legislation beginning this year, partially offset by savings from cost-reduction initiatives.

The effective tax rate on adjusted income(1) was approximately 28% in first-quarter 2011 compared with approximately 30% in first-quarter 2010. The decrease in the effective tax rate on adjusted income(1) was primarily due to the extension of the U.S. research and development credit that was signed into law in December 2010 as well as the change in the jurisdictional mix of earnings during first-quarter 2011.

As a result of the aforementioned factors, first-quarter 2011 adjusted income(1) was $4.8 billion, a decrease of 1% compared with $4.9 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.60, comparable with the year-ago quarter.

Reported Net Income(2) and Reported Diluted EPS(2) Highlights

In addition to the aforementioned factors, first-quarter 2011 reported earnings were favorably impacted by lower purchase accounting adjustments and acquisition-related costs associated with the Wyeth acquisition, and unfavorably impacted primarily by a charge related to hormone-replacement therapy litigation and costs incurred to improve innovation and overall productivity in the research and development function.

The effective tax rate on reported results was approximately 29% in first-quarter 2011 compared with approximately 36% in first-quarter 2010. The decrease in the effective tax rate was primarily due to the aforementioned extension of the U.S. research and development credit, the change in the jurisdictional mix of earnings and the tax impact of the legal charge previously mentioned.

As a result of all these factors, first-quarter 2011 reported net income(2) was $2.2 billion, an increase of 10% compared with $2.0 billion in the prior-year quarter, and reported diluted EPS(2) was $0.28, an increase of 12% compared with $0.25 in the prior-year quarter.

Executive Commentary

Ian Read, President and Chief Executive Officer, stated, “I am pleased not only with our solid financial performance during the first quarter despite the loss of exclusivity of several products in the U.S. and other geographies, but also with our ability to enhance shareholder value through various initiatives, including our increased share repurchase activity so far this year. Many of our products, notably the Prevnar/Prevenar franchise and Lyrica, continued to perform well. In addition, our Emerging Markets unit delivered 8% operational growth, driven by many of our priority countries, notably China, and continued to benefit from our ongoing targeted investment.”

“With our strong base of people, platforms and in-line and pipeline compounds combined with our continuing focus on improving returns on investment, I believe we are well positioned to succeed in fixing our innovative core, which, if successful, can lead to greater value in both the near and longer-term. I am pleased to report that during this year we expect to present phase 3 clinical data for tofacitinib in rheumatoid arthritis, axitinib for renal cell carcinoma, Prevnar/Prevenar 13 for the prevention of pneumococcal disease in adults, and Eliquis for stroke prevention in patients with atrial fibrillation, as well as phase 2 clinical data for crizotinib for non-small cell lung cancer, among others. For crizotinib, we remain on-track with our rolling U.S. submission, which began in January. Additionally, we continue to anticipate filings in the U.S. and EU by the end of 2011 for certain other oncology compounds as well as for tofacitinib and Eliquis. Further, we expect to receive actions later this year on our U.S. and EU filings of Prevnar/Prevenar 13 for the prevention of pneumococcal disease in adults.”

“Lastly, we remain focused on continuing the evaluation of our business portfolio to determine the optimal mix of businesses to maximize our return. We expect to complete this evaluation during the second half of 2011,” Mr. Read concluded.

Frank D’Amelio, Chief Financial Officer, stated, “Given our performance during the first quarter as well as our continued confidence in the business, we are reaffirming our 2011 financial guidance and 2012 financial targets. Additionally, reflecting the continued confidence in our business, the strength of our balance sheet and our view that our shares represent a good investment for our stakeholders at the current valuation, we repurchased approximately $1.4 billion, or 73.5 million shares, of our common stock during the first quarter of 2011 and a total of approximately $2.2 billion, or 110.5 million shares, through April 30, 2011. We now expect to repurchase between $5 billion and $7 billion of our common stock this year as we plan to redeploy the after-tax proceeds from the sale of Capsugel(3), once completed, into share repurchases and/or opportunistic business development transactions that are expected to meet or exceed the return on investment of share repurchases. In the first quarter of this year, we returned approximately $3.0 billion to our shareholders through dividends and share repurchases, clearly demonstrating our commitment to provide greater shareholder return.”

2011 Financial Guidance(15)

For full-year 2011, Pfizer’s financial guidance, at current exchange rates(14), is summarized below.

Reported Revenues	$65.2 to $67.2 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	19.5% to 20.5%
Adjusted SI&A Expenses(1)	$19.2 to $20.2 billion
Adjusted R&D Expenses(1)	$8.0 to $8.5 billion
Adjusted Other (Income)/Deductions(1)	Approximately $1.0 billion
Effective Tax Rate on Adjusted Income(1)	Approximately 29%
Reported Diluted EPS(2)	$1.09 to $1.24
Adjusted Diluted EPS(1)	$2.16 to $2.26

2012 Financial Targets(15)

As previously stated, given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

At current exchange rates(14), Pfizer is targeting reported revenues between $62.2 and $64.7 billion, adjusted SI&A expenses(1) between $17.5 and $18.5 billion, adjusted R&D expenses(1) between $6.5 and $7.0 billion, adjusted other (income)/deductions(1) of approximately $1.0 billion in deductions, effective tax rate on adjusted income(1) of approximately 29%, adjusted operating margin(1) in a range of the high 30%s to low 40%s, adjusted diluted EPS(1) between $2.25 and $2.35, reported diluted EPS(2) between $1.58 and $1.73, and operating cash flow of at least $19.0 billion.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)

"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-K for the year ended December 31, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2011 and 2010 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2011 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2011 guidance and 2012 targets for reported net income(2) and reported diluted EPS(2), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(2)	“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)	Capsugel provides capsule products and related services to the pharmaceutical and associated healthcare industries. On April 4, 2011, Pfizer announced that it entered into an agreement whereby an affiliate of Kohlberg Kravis Roberts & Co. L.P. will acquire Capsugel. The transaction is expected to close in third-quarter 2011, assuming the receipt of the required regulatory clearances and the satisfaction of other closing conditions.

(4)	The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, diabetes, cardiovascular (excluding pulmonary arterial hypertension), major depressive disorder, genitourinary, osteoporosis, pain and respiratory. Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(7) and those that are managed by the Established Products(6) unit.

(5)	The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension, psychosis and vaccines. Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Xalatan and Zyvox. All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(7) and those that are managed by the Established Products(6) unit.

(6)	The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products are transferred to this unit in the beginning of the fiscal year following losing patent protection or marketing exclusivity. In certain situations, products may be transferred to this unit at a different point than the beginning of the fiscal year following losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(7). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

(7)	The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

(8)	The Oncology unit includes revenues from human oncology and oncology-related products. Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel. All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(7) and those that are managed by the Established Products(6) unit.

(9)	Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives.

(10)	Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: GI-topicals, nutritionals, pain management and respiratory. Examples of products in Consumer Healthcare include, but are not limited to, Advil, Caltrate, Centrum, ChapStick and Robitussin.

(11)	Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America. Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs.

(12)	Includes revenues generated primarily from Pfizer Centersource.

(13)	Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(14)	The current exchange rates assumed in connection with the 2011 financial guidance are a blend of the actual exchange rates in effect during first-quarter 2011 and the mid-April 2011 exchange rates for the remainder of the year. The current exchanges rates assumed in connection with the 2012 financial targets are the mid-April 2011 exchange rates.

(15)	Includes revenues and expenses related to the Capsugel(3) business as a discontinued operation in 2011 and 2012, but does not include any gain on the sale of Capsugel(3). Does not assume the completion of any business-development transactions not completed as of April 3, 2011. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 3, 2011.

(16)	Legacy King operations are reflected in first-quarter 2011 results beginning January 31, 2011. Therefore, in accordance with Pfizer’s domestic and international reporting periods, first-quarter 2011 results reflect approximately two months of King’s U.S. operations and approximately one month of King’s international operations.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	First Quarter		% Incr. / (Decr.)
	2011	2010
Revenues	$16,502	$16,576	-
Costs and expenses:
Cost of sales (a)	3,693	4,202	(12)
Selling, informational and administrative expenses (a)	4,503	4,403	2
Research and development expenses (a)	2,091	2,221	(6)
Amortization of intangible assets	1,376	1,409	(2)
Acquisition-related in-process research and development charges	-	74	(100)
Restructuring charges and certain acquisition-related costs	894	706	27
Other deductions--net	827	412	101
Income from continuing operations before provision for taxes on income	3,118	3,149	(1)
Provision for taxes on income	894	1,135	(21)
Income from continuing operations	2,224	2,014	10
Discontinued operations:
Income from operations--net of tax	10	19	(47)
Gain on sale of discontinued operations--net of tax	-	2	(100)
Discontinued operations--net of tax	10	21	(52)
Net income before allocation to noncontrolling interests	2,234	2,035	10
Less: Net income attributable to noncontrolling interests	12	9	33
Net income attributable to Pfizer Inc.	$2,222	$2,026	10
Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.28	$0.25	12
Discontinued operations--net of tax	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.25	12
Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.28	$0.25	12
Discontinued operations--net of tax	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.25	12
Weighted-average shares used to calculate earnings per common share:
Basic	7,982	8,061
Diluted	8,035	8,101

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 3 below.
Certain amounts and percentages may reflect rounding adjustments.

1.	The above financial statements present the three-month periods ended April 3, 2011 and April 4, 2010. Subsidiaries operating outside the United States are included for the three-month periods ended February 27, 2011 and February 28, 2010.

Beginning in the first quarter of 2011, as a result of our decision to sell the Capsugel business, we are presenting Capsugel as a discontinued operation and have made certain reclassification adjustments to conform the 2010 amounts to the current-period presentation.

On January 31, 2011, we completed our tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our consolidated statements of income for the quarter ended April 3, 2011 reflect approximately two months of King's U.S. operations and approximately one month of King's international operations.

2.	The financial results for the three-month period ended April 3, 2011, are not necessarily indicative of the results which could ultimately be achieved for the current year.

3.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

See Supplemental Information that accompanies these materials for additional details.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions, except per common share data)

	Three Months Ended April 3, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,502	$-	$-	$-	$(2)	$16,500
Costs and expenses:
Cost of sales (b)	3,693	(431)	(172)	-	2	3,092
Selling, informational and administrative expenses (b)	4,503	5	(7)	-	-	4,501
Research and development expenses (b)	2,091	-	(4)	-	(70)	2,017
Amortization of intangible assets	1,376	(1,350)	-	-	-	26
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	894	-	(392)	-	(502)	-
Other (income)/deductions--net	827	(9)	-	-	(640)	178
Income from continuing operations before provision
for taxes on income	3,118	1,785	575	-	1,208	6,686
Provision for taxes on income	894	442	119	-	411	1,866
Income from continuing operations	2,224	1,343	456	-	797	4,820
Discontinued operations:
Income from operations--net of tax	10	-	-	(10)	-	-
Gain on sale of discontinued operations--net of tax	-	-	-	-	-	-
Discontinued operations--net of tax	10	-	-	(10)	-	-
Net income before allocation to noncontrolling interests	2,234	1,343	456	(10)	797	4,820
Less: Net income attributable to noncontrolling interests	12	-	-	-	-	12
Net income attributable to Pfizer Inc.	$2,222	$1,343	$456	$(10)	$797	$4,808
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.28	$0.17	$0.05	$-	$0.10	$0.60
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.17	$0.05	$-	$0.10	$0.60

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions, except per common share data)

	Three Months Ended April 4, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,576	$-	$-	$-	$(7)	$16,569
Costs and expenses:
Cost of sales (b)	4,202	(1,350)	(13)	-	(8)	2,831
Selling, informational and administrative expenses (b)	4,403	(1)	(60)	-	-	4,342
Research and development expenses (b)	2,221	(10)	(20)	-	-	2,191
Amortization of intangible assets	1,409	(1,383)	-	-	-	26
Acquisition-related in-process research and development charges	74	(74)	-	-	-	-
Restructuring charges and certain acquisition-related costs	706	-	(706)	-	-	-
Other (income)/deductions--net	412	(21)	-	-	(182)	209
Income from continuing operations before provision
for taxes on income	3,149	2,839	799	-	183	6,970
Provision for taxes on income	1,135	712	226	-	26	2,099
Income from continuing operations	2,014	2,127	573	-	157	4,871
Discontinued operations:
Income from operations--net of tax	19	-	-	(19)	-	-
Gain on sale of discontinued operations--net of tax	2	-	-	(2)	-	-
Discontinued operations--net of tax	21	-	-	(21)	-	-
Net income before allocation to noncontrolling interests	2,035	2,127	573	(21)	157	4,871
Less: Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	$2,026	$2,127	$573	$(21)	$157	$4,862
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.25	$0.26	$0.07	$-	$0.02	$0.60
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.26	$0.07	$-	$0.02	$0.60

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses,as appropriate.

2)	Acquisition-related costs includes the following:
	First Quarter
(millions of dollars)	2011	2010

Transaction costs(a)	$10	$9
Integration costs(a)	179	208
Restructuring charges(a)	203	489
Additional depreciation - asset restructuring(b)	183	93
Total acquisition-related costs -- pre-tax	575	799
Income taxes(c)	(119)	(226)
Total acquisition-related costs -- net of tax	$456	$573

(a)

Transaction costs include costs, such as banking, legal, accounting and other similar costs, associated with business combinations. Integration costs primarily represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and systems integration. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations.

(b)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales($172 million), Selling, informational and administrative expenses($7 million), and Research and development expenses($4 million) for the three months ended April 3, 2011. Included in Cost of sales ($13 million), Selling, informational and administrative expenses($60 million), and Research and development expenses($20 million) for the three months ended April 4, 2010.

(c)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

	First Quarter
(millions of dollars)	2011	2010

Restructuring charges - Productivity Initiative(a)	$502	$-
Implementation costs - Productivity Initiative(b)	70	-
Certain legal matters(c)	472	142
Certain asset impairment charges(d)	157	-
Other	7	41
Total certain significant items -- pre-tax	1,208	183
Income taxes(e)	(411)	(26)
Total certain significant items -- net of tax	$797	$157

(a)	Included in Restructuring charges and certain acquisition-related costs.

(b)	Included in Research and development expenses.

(c)	Included in Other deductions - net. In 2011, relates to a charge for hormone-replacement therapy litigation.

(d)	Included in Other deductions - net. In 2011, relates to an IPR&D compound acquired as part of our acquisition of Wyeth.

(e)	Included in Provision for taxes on income.

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

PFIZER INC.
REVENUES
FIRST QUARTER 2011 and 2010
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

			% Change				% Change			% Change
	2011	2010	Total	Oper.	2011	2010	Total	2011	2010	Total	Oper.
TOTAL REVENUES	$16,502	$16,576	-	(1%)	$7,024	$7,265	(3%)	$9,478	$9,311	2%	1%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$14,224	$14,506	(2%)	(2%)	$6,263	$6,607	(5%)	$7,961	$7,899	1%	-
Lipitor	2,385	2,757	(13%)	(14%)	1,305	1,310	-	1,080	1,447	(25%)	(26%)
Prevnar / Prevenar 13	996	286	248%	249%	651	208	213%	345	78	*	*
Enbrel (Outside the U.S. and Canada)	870	802	8%	9%	-	-	-	870	802	8%	9%
Lyrica	826	723	14%	15%	364	352	3%	462	371	25%	26%
Celebrex	591	570	4%	2%	383	388	(1%)	208	182	14%	11%
Viagra	470	479	(2%)	(2%)	238	253	(6%)	232	226	3%	1%
Xalatan / Xalacom	392	422	(7%)	(8%)	136	145	(6%)	256	277	(8%)	(8%)
Norvasc	356	368	(3%)	(7%)	9	13	(31%)	347	355	(2%)	(6%)
Zyvox	319	292	9%	9%	172	161	7%	147	131	12%	13%
Sutent	276	259	7%	8%	69	69	-	207	190	9%	10%
Premarin Family	235	256	(8%)	(9%)	213	234	(9%)	22	22	-	(10%)
Geodon / Zeldox	232	254	(9%)	(8%)	194	213	(9%)	38	41	(7%)	(5%)
Detrol / Detrol LA	225	261	(14%)	(14%)	141	176	(20%)	84	85	(1%)	(2%)
Genotropin	209	206	1%	1%	46	45	2%	163	161	1%	1%
Effexor	204	716	(72%)	(72%)	100	592	(83%)	104	124	(16%)	(17%)
Chantix / Champix	199	189	5%	5%	94	106	(11%)	105	83	27%	26%
Vfend	195	188	4%	4%	46	60	(23%)	149	128	16%	17%
Zosyn / Tazocin	179	264	(32%)	(33%)	107	178	(40%)	72	86	(16%)	(17%)
BeneFIX	164	154	6%	7%	71	67	6%	93	87	7%	6%
Prevnar / Prevenar (7-valent)	153	520	(71%)	(73%)	-	181	(100%)	153	339	(55%)	(58%)
Caduet	142	135	5%	3%	81	86	(6%)	61	49	24%	20%
Zoloft	135	120	13%	8%	15	17	(12%)	120	103	17%	11%
Pristiq	129	110	17%	15%	108	100	8%	21	10	110%	87%
Zithromax / Zmax	128	103	24%	21%	7	4	75%	121	99	22%	18%
Revatio	123	114	8%	9%	75	69	9%	48	45	7%	8%
Medrol	121	109	11%	11%	34	25	36%	87	84	4%	3%
Refacto AF/Xyntha	117	90	30%	32%	26	21	24%	91	69	32%	35%
Aromasin	114	128	(11%)	(10%)	38	42	(10%)	76	86	(12%)	(10%)
Aricept**	99	107	(7%)	(8%)	-	-	-	99	107	(7%)	(8%)
Cardura	96	107	(10%)	(12%)	2	8	(75%)	94	99	(5%)	(7%)
BMP2	93	98	(5%)	(5%)	88	93	(5%)	5	5	-	6%
Fragmin	91	90	1%	1%	14	18	(22%)	77	72	7%	8%
Rapamune	89	91	(2%)	(2%)	46	44	5%	43	47	(9%)	(7%)
Tygacil	73	84	(13%)	(13%)	36	46	(22%)	37	38	(3%)	(2%)
Protonix	59	158	(63%)	(63%)	59	158	(63%)	-	-	-	-
Alliance Revenue***	884	1,004	(12%)	(13%)	553	720	(23%)	331	284	17%	14%
All other biopharmaceutical products	2,255	1,892	19%	19%	742	405	83%	1,513	1,487	2%	1%
All other established products	1,971	1,636	20%	20%	686	370	85%	1,285	1,266	2%	-
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$982	$846	16%	15%	$382	$299	28%	$600	$547	10%	8%
CONSUMER HEALTHCARE	$745	$663	12%	11%	$361	$315	15%	$384	$348	10%	8%
NUTRITION	$470	$458	3%	-	-	-	-	$470	$458	3%	-
CORPORATE/OTHER****	$81	$103	(21%)	(21%)	$18	$44	(59%)	$63	$59	7%	11%

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif, Spiriva and Metaxalone.
****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST QUARTER 2011 and 2010
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

			% Change				% Change				% Change
	2011	2010	Total	Oper.	2011	2010	Total	Oper.	2011	2010	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,884	$4,261	(9%)	(5%)	$2,546	$2,302	11%	2%	$3,048	$2,748	11%	9%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,484	$3,841	(9%)	(5%)	$2,299	$2,086	10%	2%	$2,178	$1,972	10%	8%
Lipitor	574	695	(17%)	(14%)	285	537	(47%)	(51%)	221	215	3%	-
Prevnar / Prevenar 13	164	76	116%	125%	52	-	*	*	129	2	*	*
Enbrel (Outside the U.S. and Canada)	537	582	(8%)	(4%)	140	84	67%	52%	193	136	42%	39%
Lyrica	284	266	7%	11%	97	48	102%	90%	81	57	42%	39%
Celebrex	41	47	(13%)	(9%)	96	75	28%	20%	71	60	18%	13%
Viagra	99	107	(7%)	(5%)	53	48	10%	2%	80	71	13%	10%
Xalatan / Xalacom	124	150	(17%)	(14%)	85	82	4%	(5%)	47	45	4%	2%
Norvasc	45	54	(17%)	(11%)	189	191	(1%)	(9%)	113	110	3%	-
Zyvox	71	73	(3%)	1%	34	26	31%	23%	42	32	31%	28%
Sutent	108	115	(6%)	(2%)	38	28	36%	25%	61	47	30%	30%
Premarin Family	2	3	(33%)	-	9	9	-	(22%)	11	10	10%	10%
Geodon / Zeldox	19	24	(21%)	(17%)	5	5	-	25%	14	12	17%	17%
Detrol / Detrol LA	39	48	(19%)	(19%)	31	22	41%	32%	14	15	(7%)	(7%)
Genotropin	86	94	(9%)	(5%)	50	40	25%	18%	27	27	-	(4%)
Effexor	46	66	(30%)	(27%)	34	35	(3%)	(11%)	24	23	4%	-
Chantix / Champix	49	44	11%	16%	44	32	38%	25%	12	7	71%	71%
Vfend	70	78	(10%)	(5%)	36	28	29%	18%	43	22	95%	95%
Zosyn / Tazocin	17	34	(50%)	(47%)	4	3	33%	33%	51	49	4%	2%
BeneFIX	58	63	(8%)	(3%)	28	19	47%	37%	7	5	40%	40%
Prevnar / Prevenar (7-valent)	11	106	(90%)	(89%)	109	55	98%	83%	33	178	(81%)	(82%)
Caduet	4	5	(20%)	(20%)	44	32	38%	28%	13	12	8%	8%
Zoloft	20	24	(17%)	(13%)	70	51	37%	24%	30	28	7%	7%
Pristiq	-	-	-	-	14	7	100%	71%	7	3	133%	133%
Zithromax / Zmax	23	25	(8%)	(4%)	50	33	52%	39%	48	41	17%	15%
Revatio	32	32	-	3%	10	7	43%	29%	6	6	-	-
Medrol	24	26	(8%)	(4%)	13	11	18%	10%	50	47	6%	6%
Refacto AF/Xyntha	83	62	34%	39%	8	7	14%	-	-	-	-	-
Aromasin	47	52	(10%)	(6%)	16	13	23%	15%	13	21	(38%)	(38%)
Aricept**	53	61	(13%)	(10%)	39	36	8%	3%	7	10	(30%)	(20%)
Cardura	32	40	(20%)	(18%)	38	37	3%	(3%)	24	22	9%	5%
BMP2	5	5	-	-	-	-	-	-	-	-	-	-
Fragmin	41	39	5%	5%	16	12	33%	23%	20	21	(5%)	-
Rapamune	15	14	7%	14%	4	4	-	-	24	29	(17%)	(21%)
Tygacil	17	21	(19%)	(14%)	1	1	-	-	19	16	19%	19%
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue***	139	136	2%	7%	173	130	33%	23%	19	18	6%	6%
All other biopharmaceutical products	505	574	(12%)	(8%)	384	338	14%	5%	624	575	9%	7%
All other established products	391	457	(14%)	(11%)	338	303	12%	3%	556	506	10%	9%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$400	$420	(5%)	(2%)	$247	$216	14%	7%	$870	$776	12%	9%

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif, Spiriva and Metaxalone.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC.

SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 12% in first-quarter 2011, compared to the same period in 2010. The decrease primarily reflects lower purchase accounting adjustments in 2011, partially offset by a 2% unfavorable impact of foreign exchange.

Reported cost of sales as a percentage of revenues decreased 2.9 percentage points to 22.4% in first-quarter 2011, compared to the same period in 2010, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses increased 2% in first-quarter 2011, compared to the same period in 2010. SI&A was negatively impacted by the annual fee provided for under the 2010 U.S. healthcare reform legislation beginning this year, the addition of legacy King operating costs, charges recorded for certain litigation matters and a 1% unfavorable impact of foreign exchange.

Reported R&D expenses decreased 6% in first-quarter 2011, compared to the same period in 2010, primarily due to savings from our cost-reduction initiatives, partially offset by the addition of legacy King operations. Foreign exchange had a minimal impact on reported R&D expenses in first-quarter 2011.

3. Other (Income)/Deductions - Net

($ in millions)	First-Quarter
	2011	2010
Interest income(a)	$(105)	$(112)
Interest expense(a)	458	522
Net interest expense	353	410
Royalty-related income	(171)	(142)
Net gain on asset disposals	(12)	(45)
Certain legal matters, net(b)	501	137
Certain asset impairment charges(c)	157	--
Other, net	(1)	52
Other deductions-net	$827	$412

(a)	Interest expense decreased in 2011 due to lower long- and short-term debt balances and the conversion of some fixed-rate liabilities to floating-rate liabilities. Interest income decreased in 2011 due to lower interest rates.
(b)	In 2011, primarily relates to a charge for hormone-replacement therapy litigation.
(c)	In 2011, relates to an IPR&D compound acquired as part of our acquisition of Wyeth.

4. Effective Tax Rate

Reported

The effective tax rate on reported Income from continuing operations before provision for taxes on income for first-quarter 2011 was 28.7% compared to 36.0% for the first-quarter 2010. The decrease in the effective tax rate was primarily due to:

  the extension of the U.S. research and development credit which was signed into law on December 17, 2010;
  the change in the jurisdictional mix of earnings; and
  the tax impact of the charges incurred for certain legal matters.

Adjusted

The effective tax rate on adjusted income(1) decreased to 27.9% in first-quarter 2011 compared to 30.1% in first-quarter 2010, as a result of the extension of the U.S. research and development credit and the change in the jurisdictional mix of earnings.

5. Reconciliation of 2011 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2011 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

Full-Year 2011 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.1 - $17.9	~$2.16 - $2.26
Purchase Accounting Impacts of Transactions Completed as of 4/3/11	(4.7)	(0.59)
Acquisition-Related Costs	(1.9 - 2.2)	(0.25 - 0.28)
Non-Acquisition-Related Restructuring Costs(c)	(1.0 - 1.2)	(0.13 - 0.15)
Other Certain Significant Items	(0.4)	(0.05)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$8.6 - $9.9	~$1.09 - $1.24
(a)	The current exchange rates assumed in connection with the 2011 financial guidance are a blend of the actual exchange rates in effect during first-quarter 2011 and the mid-April 2011 exchange rates for the remainder of the year.
(b)	Includes the revenue and expenses related to the Capsugel business as a discontinued operation, but does not include any gain on the sale of Capsugel. Does not assume the completion of any business-development transactions not completed as of April 3, 2011. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 3, 2011.
(c)	Amounts relate to actions in connection with our reduction in R&D spending, including our realigned R&D footprint. These amounts are included in Certain Significant Items.

6. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ in billions, except per share amounts)	Net Income(b), (c)	Diluted EPS(b), (c)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$17.2 - $17.9	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 4/3/11	(3.8)	(0.50)
Acquisition-Related Costs	(0.7 - 1.0)	(0.09 - 0.12)
Non-Acquisition-Related Restructuring Costs(d)	(0.3 - 0.4)	(0.03 - 0.05)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Targets	~$12.0 - $13.1	~$1.58 - $1.73
(a)	The current exchange rates assumed in connection with the 2012 financial targets are the mid-April 2011 exchange rates.
(b)	Includes the revenue and expenses related to the Capsugel business as a discontinued operation, but does not include any gain on the sale of Capsugel. Does not assume the completion of any business development transactions not completed as of April 3, 2011. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 3, 2011.
(c)	Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.
(d)	Amounts relate to actions in connection with our reduction in R&D spending, including our realigned R&D footprint. These amounts are included in Certain Significant Items.

_______________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-K for the fiscal year ended December 31, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of May 3, 2011. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s future operating and financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase and dividend-rate plans that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning or use future dates. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, government investigations, consumer, commercial, securities, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that result from the enactment in August 2010 of the Education Jobs and Medicaid Assistance Act of 2010 and that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; our ability and the ability of Kohlberg Kravis Roberts & Co. L.P. (KKR) to satisfy the conditions to closing our sale of Capsugel to KKR; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including (i) our ability to successfully implement our plans, announced on February 1, 2011, regarding the Company’s research and development function, including the planned exit from the Company’s Sandwich, U.K. site, subject to works council and union consultations; (ii) our ability to realize the projected benefits of our acquisitions of Wyeth and King Pharmaceuticals, Inc.; (iii) our ability to realize the projected benefits of our cost-reduction initiatives, including those related to the Wyeth integration and to our research and development function; and (iv) the impact of any strategic actions that we may take following the completion of our current review of our business portfolio. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717